Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Corporate Communications, Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Appoints Gary Mick Chief Financial Officer

ARLINGTON, Texas — May 31, 2022 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that it has appointed Gary Mick as Chief Financial Officer effective June 1, 2022. In his new role, Mr. Mick will have responsibility for the company’s financial strategy, budgeting, accounting, financial reporting, audit, tax and capital planning functions. Steve Purtell, who has filled the CFO position on an interim basis since March 2022, will continue to serve as Senior Vice President, Corporate Communications, Investor Relations and Treasurer, reporting to Selim Bassoul, President and CEO.

“I would like to thank Steve for his leadership, commitment and business partnership over the last two months,” said Bassoul. “He played an important role during a challenging time as we adjusted our business strategy and transitioned to a new enterprise resource planning system. He will continue to work closely with me to create consistent and sustainable value creation in the future, building upon his more than 10 years of service to the company.”

Mr. Mick, 61, brings 40 years of business and strategy experience, primarily in the food service industry. Most recently, he was President & CFO of Ice-O-Matic, an Ali Group Company based in Denver, Colorado. Prior to that, he was Group President for Middleby Corporation, where he managed multiple foodservice divisions in the U.S. and Denmark. Prior to his role as Group President, he served in finance leadership roles of increasing responsibility and ultimately became President of Blodgett Ovens, a division of Middleby Corporation. While at the Middleby Corporation, Mr. Mick successfully improved operations and cross-divisional collaboration, while increasing profits to record levels. Mr. Mick has a B.S. in Accounting from the University of Virginia and an M.B.A. from the University of Vermont.

“I am delighted to join the Six Flags team,” said Mick. “With the company’s iconic brand and visionary leaders focused on elevating the entire guest experience, having the opportunity to make a contribution is very exciting.”

“Gary is an experienced, results-oriented business leader with strong operational and M&A experience, and an impressive track record of value creation,” said Bassoul. “I am thrilled to welcome him to Six Flags, where he will make an immediate impact as we elevate the guest experience and launch our next phase of profitable growth.”

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 60 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com.